Exhibit 10.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2011, by and between INNOVATIVE MATERIALS GROUP, LLC, a California limited liability company (the "Buyer"), and LIQUIDMETALS TECHNOLOGIES, INC., a Delaware corporation (the “Seller”).

RECITALS:

A.           The Seller desires to sell to the Buyer, and the Buyer desire to purchase from the Seller, all of the stock (the “Stock”) held by Seller in Advanced Metal Materials (Weihai) Co., Ltd., a Chinese limited liability company and wholly owned subisidiary of Seller (the “Company”).

B.            The Seller and Buyer desire to consummate the purchase and sale of the Stock upon the terms and conditions set forth in this Agreement.

Now, therefore, in consideration of the foregoing recitals and the terms, covenants, and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.
Purchase and Sale of Common Stock

1.1           Sale of Stock.  At the Closing (as defined below), the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Stock, free and clear of all liens, claims, and encumbrances other than conditions or approvals required by the governmental authorities of the People’s Republic of China.  The purchase price for the Stock (the “Purchase Price”) will be an amount equal to Seven Hundred Twenty Thousand and 00/100 U.S. Dollars ($720,000 USD).  The aggregate Purchase Price will be paid as follows:  (i) at the Closing, the Seller will apply to the payment of the Purchase Price the $520,000 deposit previously paid by Buyer to Seller (the “Deposit”), and (ii) the $200,000 balance of the Purchase Price will be paid in the form of a Promissory Note in substantially the form attached as Exhibit A hereto.

1.2           Closing.  The purchase and sale of the Stock by the Buyer (the “Closing”) shall take place at the offices of the Company on the date hereof, or at such other time and place upon which the parties shall mutually agree.

1.3          Approval of Chinese Authorities.  The parties will cooperate in good faith and use their reasonable commercial efforts to obtain from the applicable authorities of the People’s Republic of China all necessary approvals or registrations necessary to effectuate the transactions contemplated hereby (the “Approvals”).  Buyer will be responsible for all out-of-pocket expenses of the parties’ relating to obtaining the Approvals.  In the event that the Approvals have not been obtained by December 31, 2011 or in the event that the parties earlier agree in writing that the Approvals cannot be obtained (an “Approval Failure”), then this Agreement shall terminate and be null and void and of no further force and effect as of the date of the Approval Failure, and all transactions hereunder shall be deemed to be resinded as of the Approval Failure.

1.4           Satisfaction of Payable to PRI.  In addition to the other obligations herein, on or before the Closing, Buyer shall provide to Seller documentation from PRI reasonably acceptable to Seller that, as of the Closing, Seller and its subsidiaries shall have no outstanding obligation to PRI.

SECTION 2.
Representations and Warranties of the Seller

The Seller hereby makes the following representations and warranties to the Buyer, all of which shall survive the Closing:

2.1           Ownership of Stock.

(a)      The Stock is owned by the Seller free and clear of all liens, encumbrances, charges, and assessments of every nature and subject to no restrictions with respect to transferability.  The Seller has full power and authority to assign and transfer the Stock to the Buyer in accordance with the terms hereof.

(b)      Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements, rights to purchase, rights of first refusal, proxies, powers of attorney, demands, or rights of any character relating to the Stock.

2.2           Authority.  Other than the Approvals, no act, consent, or proceeding on the part of any person or entity is necessary to authorize this Agreement and the transfer and sale of the Stock pursuant hereto.  This Agreement constitutes the valid and binding agreement of the Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally, and by general equitable principles.

SECTION 3.
Representations and Warranties of the Buyer

The Buyer hereby makes the following representations and warranties to the Seller, all of which shall survive the Closing:

3.1           Information.  The Buyer understands that a purchase of the Stock involves a high degree of risk and substantial uncertainty, and there can be no assurance the Company’s business objectives will be obtained.  The Buyer further represents that it believes that it has received all the information that it considers necessary or appropriate for deciding whether to purchase the Stock.  Buyer understands that, other than the specific representations and warranties set forth in Section 2 above, Seller makes no representations and warranties regarding the Stock, the Company, or the Company’s assets or liabilities, or any other matter whatsoever.

3.2           Authorization; Power.  The Buyer has all requisite legal power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby.  This Agreement, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.3           Broker’s and Finders’ Fees.  The Buyer has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.4           Information.  The Buyer has deliverd to Seller a true, correct, and complete list of persons or entities who have a beneficial interest in the units or other equity securities of the Buyer and Performance Material Korea Co., Ltd. (“PMK”) or who have a right to acquire any such units or other equity securities.

SECTION 4.
Miscellaneous

4.1           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.2           Assignment. The rights and obligations of the Buyer hereunder may not be assigned, transferred or encumbered without the prior written consent of the Seller.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the permitted successors and assigns of the parties.

4.3           Governing Law; Disputes. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of California without regard to principles of conflict of laws.  All disputes arising from or relating to this Agreement or the transactions contemplated hereby shall be resolved exclusively in the state or federal courts located in Orange County, California.

4.4           Amendments.  This Agreement may not be amended except in a writing executed by the party against whom enforcement of the amendment is sought.

4.5           Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute the same instrument.

4.6           Headings.  The headings of the sections of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

4.7           Expenses.  Each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

[Signatures on following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

SELLER

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Thomas Steipp
Thomas Steipp, President

Address:
30452 Esperanza
Rancho Santa Margarita, CA 92629

BUYER:

INNOVATIVE MATERIALS GROUP, LLC

By:	/s/ John Kang

Name:	John Kang

Title:

Address:
2749 Saturn St.
Brea, CA 92821

EXHIBIT A

PROMISSORY NOTE

$200,000.00	Rancho Santa Margarita, California
August 5, 2011

FOR VALUE RECEIVED, INNOVATIVE MATERIALS GROUP, LLC, a California limited liability company (the “Payor”), hereby agrees to pay to LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the “Holder”), at 30452 Esperanza, Rancho Santa Margarita, California 92629, or at such other place as the Holder may designate in writing from time to time, the principal sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00), together with interest on the principal balance of this obligation from time to time remaining unpaid, at the rate and at the times provided in this Note.  All payments required by this Note must be by legal tender of the United States of America.  This Note is being issued pursuant to that certain Stock Purchase Agreement of even date herewith between Payor and Holder (the “Stock Purchase Agreement”).  In the event of the occurrence of an Approval Failure (as defined in the Stock Purchase Agreement), this Note shall be deemed to be cancelled and paid in full.

1.             Interest.  The outstanding principal amount of this Note shall bear interest beginning on the date of this Note at a rate equal to eight percent (8%) per annum, calculated on the basis of a 360-day year for the actual number of days elapsed through the actual payment date.  Interest shall accrue and be paid at maturity with the principal balance.

2.             Method of Repayment.  The total amount of this Note shall be paid in one payment on the first (1st) anniversary of the date of this Note.

3.             Prepayments.  This Note may be prepaid at Payor’s option without the consent of the Holder, either in whole or in part, at any time and from time to time without premium or penalty.

4.             Events of Default.  For purposes of this Note, an “Event of Default” is:  (i) a failure to pay any portion of the principal amount or interest on this Note when due, (ii) admission by the Payor of its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency; (iii) the filing of a petition in bankruptcy by the Payor or the execution by the Payor of a general assignment for the benefit of creditors; (iv) the filing against the Payor of a petition in bankruptcy or a petition for relief under the provisions of the federal bankruptcy code or another state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of ninety (90) days or more, or (v) the Payor’s ceasing to carry on business, or the termination of the License Agreement of even date herewith between Payor and Holder by reason of a material breach thereof by Payor.  Upon or after the occurrence of an Event of Default, then Holder may, upon written notice to the Payor, declare all of the then outstanding principal amount of this Note and any accrued plus unpaid interest thereon to be due and payable immediately.

5.             Waivers.  No delay on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy.  No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy.  The failure of the Holder to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Holder for the future of that term, right or remedy.  No waiver of any right of the Holder hereunder shall be effective unless in writing executed by the Holder.

6.             Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

7.             WAIVER OF JURY TRIAL.  THE PAYOR AND THE HOLDER ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY MAY BE WAIVED.  EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE.

8.             Binding Effect.  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

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9.             Governing Law and Venue.  This Note shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of choice of law thereunder.  The exclusive venue for any judicial or arbitration proceedings arising out of this Note or the obligations hereunder shall be in the state or federal courts located in Orange County, California.

10.           Compliance With Usury Laws.  As it is the intent of all parties to this transaction to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Holder shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to Payor.  The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph.  This paragraph shall govern over all other provisions in any document or agreement now or hereafter existing.

11.           Costs.  In the event that this Note is collected by law or through attorneys at law, or under advice therefrom, the Payor hereby agrees to pay all costs of collection, including reasonable attorneys’ fees an costs, whether or not suit is brought, and whether incurred in connection with collection, trial, appeal, bankruptcy or other creditors’ proceedings or otherwise.

12.           Application of Payments.  All principal, interest and any other amounts due under this Note shall be payable in lawful money of the United States of America at the place or places above stated.  All payments shall be credited first to costs and expenses, if any, incurred by Holder in collecting any amounts due hereunder, second to accrued but unpaid interest, third to principal and any other amounts due hereunder.

IN WITNESS WHEREOF, the Payor has executed and delivered this Note effective as of the date stated above.

PAYOR:

INNOVATIVE MATERIALS GROUP, LLC

By:	/s/ John Kang
Name: John Kang
Title: Partner

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